EXHIBIT 10.107

MARINER POST-ACUTE NETWORK, INC.
SPECIAL RETENTION BONUS PLAN
FOR KEY EXECUTIVES

SECTION 1

ESTABLISHMENT OF SPECIAL RETENTION BONUS PLAN

        1.1  MARINER POST-ACUTE NETWORK, INC. (“Mariner”) and certain of its affiliated entities are currently Chapter 11 debtors and debtors in possession in the United States Bankruptcy Court for the District of Delaware.

        1.2  Mariner desires to establish a special retention bonus plan for certain of its key executives and certain key executives of Affiliates. Such key executives must meet certain criteria and must remain employees of Mariner or Affiliates through the effective date of a plan of reorganization for Mariner.

        1.3  Except as otherwise provided, this Special Retention Bonus Plan (“Retention Plan”) is separate and distinct from the Mariner Post-Acute Network, Inc. Severance Plan for Employees.

SECTION 2

DEFINITIONS

        2.1  “Affiliate” means a direct or indirect wholly-owned subsidiary of Mariner, other than Mariner Health Group, Inc. and its direct and indirect subsidiaries.

        2.2  “Board of Directors” means the Board of Directors of Mariner.

        2.3  “Bonus Pool” means the amount available for distribution to Eligible Executives entitled to participate in the Retention Plan. The size of the Bonus Pool will vary depending upon the Effective Date of Mariner’s Plan. See Exhibit A which specifies amounts available for the Bonus Pool.

        2.4  “Chief Executive Officer” means the Chief Executive Officer of Mariner.

        2.5  “Chief Restructuring Officer” means the Chief Restructuring Officer of Mariner.

        2.6  “Distribution Date” means the first business day that is at least 31 days after the Effective Date.

        2.7  “Effective Date” means the date Mariner’s Plan becomes effective.

        2.8  “Eligible Executive” means an Executive who has met the eligibility requirements of Section 4.1.

        2.9  “Executives” means the key executive level employees of the Mariner Debtors as identified by the Chief Executive Officer and Chief Restructuring Officer on a list to be maintained by them and amended from time to time. Approximately 30 individuals may be listed at any time.

        2.10  “Mariner” means Mariner Post-Acute Network, Inc.

        2.11  “Mariner Debtors” means Mariner and its Affiliates.

        2.12  “Plan” means a Chapter 11 plan of reorganization for Mariner. Plan shall not mean a plan providing for liquidation or if the Chapter 11 cases are converted to Chapter 7.

        2.13  “Retention Bonus” is the bonus paid to Eligible Executives as described in Section 5.1.

        2.14  “Retention Plan” means this Special Retention Bonus Plan for Key Executives.

SECTION 3

PARTICIPATION

        This Retention Plan covers Eligible Executives.

SECTION 4

CONDITIONS FOR PAYMENT

        4.1  Executives (i) who are employed by one or more of the Mariner Debtors on the Effective Date of the Plan, (ii) who have satisfactory job performances, and (iii) who have assisted the Mariner Debtors in one or more of the steps necessary to effectuate a plan of reorganization shall be eligible to participate in the Bonus Pool and are entitled to a Retention Bonus on the terms and conditions set forth herein. Steps necessary to effectuate a Plan include the divestiture of certain nursing facilities, the divestiture of pharmacy and long term acute care operations, achieving a global settlement with the Health Care Finance Administration, and reducing the overhead for Mariner Debtors.

        4.2  Individuals who are no longer employed by the Mariner Debtors on the Effective Date of the Plan shall not be considered Eligible Executives. Lack of eligibility under this Retention Plan will not affect an individual’s eligibility for severance plans offered by Mariner.

        4.3  The Chief Executive Officer and the Chief Restructuring Officer, subject to the supervision of the Board of Directors, shall designate the key executive level employees who are defined as Executives under this Retention Plan, as follows: The Chief Executive Officer and Chief Restructuring Officer shall establish an initial list of approximately 30 Executives to be covered by the Retention Plan and will make an initial allocation of a portion of the Bonus Pool as among the listed Executives, with additional allocations being within the discretion of the Chief Executive Officer and the Chief Restructuring Officer. Should any listed Executive leave the Mariner Debtors before the Effective Date of a Plan, the Chief Executive Officer and Chief Restructuring Officer may, in their sole discretion, reallocate all, some, or none of the departing Executive’s allocated amount of the Bonus Pool to others on the list or to any newly listed Executive or Executives. Other than in these circumstances, the Chief Executive Officer and Chief Restructuring Officer will not have discretion to modify the names and initial allocations stated on the initial list. The determination of whether an Executive has met the eligibility requirements of Sections 4.1 and 4.2 shall be made by the Chief Executive Officer and the Chief Restructuring Officer in their sole discretion.

SECTION 5

AMOUNT OF BONUS AND PAYMENT

        5.1  The Chief Executive Officer and Chief Restructuring Officer (with the advice and consent of the Board of Directors as to the three highest paid Executives) shall determine the amount of Retention Bonus each Eligible Executive shall receive from the Bonus Pool as set forth in Section 4 above.

        5.2  Retention Bonuses shall be paid to Eligible Executives on the Distribution Date.

EXHIBIT A

Effective Date	Bonus Pool
On or before March 31, 2001	$5,000,000
On or before April 30, 2001	$4,900,000
On or before May 31, 2001	$4,700,000
On or before June 1, 2001 or thereafter	$4,500,000

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